UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Beach First National Bancshares, Inc.
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Beach First National Bancshares, Inc.
3751 Grissom Parkway, Suite 100
Myrtle Beach, South Carolina 29577

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2009 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2008 and answer your questions. We look forward to discussing both our accomplishments and our 2009 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on Monday, May 4, 2009, at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:

1. To elect five members to our Board of Directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 6, 2009, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

Walter E. Standish, III
President & Chief Executive Officer

Myrtle Beach, South Carolina
April 3, 2009

Beach First National Bancshares, Inc.
3751 Grissom Parkway, Suite 100
Myrtle Beach, South Carolina 29577

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2009

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set March 6, 2009, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 4,845,018 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee is required to provide you with a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint Raymond E. Cleary, III and Gary S. Austin as your representatives at the meeting. Messrs. Cleary and Austin will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Messrs. Cleary and Austin will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. (Again, though, if you are not the shareholder of record, you must first obtain a signed proxy from the shareholder of record giving you the right to vote the shares.)

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 3, 2009. We are including with this proxy statement our

2008 Annual Report on Form 10-K for the year ended December 31, 2008, along with a copy of our 2008 Annual Report Overview.

Important Notice of Internet Availability.  The proxy statement, Annual Report on Form 10-K, the 2008 Annual Report Overview, and directions to the shareholder meeting are available to the public for viewing on the Internet. Type http://proxy.beachfirst.com in your browser.

In addition, the above items and other SEC filings are also available to the public on the SEC’s website on the Internet at www.sec.gov. Upon written or oral request by any shareholder, we will deliver a copy of our Form 10-K. In addition, upon written or oral request, we will also promptly deliver a copy of this proxy statement or the enclosed overview to our shareholders at a shared address to which a single copy of the document was delivered.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at this Annual Shareholders Meeting. The terms of the Class III directors expire at the 2010 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2011 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Raymond E. Cleary, III, DDS Joe N. Jarrett, Jr., MD Richard E. Lester Don J. Smith	Michael Bert Anderson Bartlett Buie Michael D. Harrington Rick H. Seagroves Walter E. Standish, III	James C. Yahnis Samuel Robert Spann, Jr. B. Larkin Spivey, Jr. Leigh Ammons Meese E. Thomas Fulmer

Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2012 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you elect Michael Bert Anderson, Bartlett Buie, Michael D. Harrington, Rick H. Seagroves, and Walter E. Standish, III as Class II directors.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Cleary and Austin will vote your proxy to elect Messrs. Anderson, Buie, Harrington, Seagroves, and Standish. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Cleary and Austin will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. Each of the nominees has been a director of our Company and of our subsidiary, Beach First National Bank, since the Company’s inception in 1995.

The Board unanimously recommends a vote FOR these nominees.

Michael Bert Anderson, 49, is a managing partner in the Oceana Resorts group, which manages approximately 2,000 rental units in the Grand Strand area. Mr. Anderson is a partner in Strand Capital, which has acquired or developed $1.5 billion in coastal real estate extending north from Myrtle Beach, South Carolina to Carolina Beach, North Carolina. Mr. Anderson also serves as chairman of the board of the Downtown Redevelopment Corporation of Myrtle Beach. He has been a director of our Company and our bank since our formation in 1995.

Bartlett Buie, 60, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA, in Myrtle Beach, South Carolina. A certified public accountant since 1974, Mr. Buie has more than 30 years experience in the business of accounting. He has been a director of our Company and our bank since our formation in 1995.

Michael D. Harrington, 61, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our Company and our bank since our formation in 1995.

Rick H. Seagroves, 52, is the owner and chief executive officer of Southeast Restaurants Corporation, which operates 40 Pizza Hut restaurants in eastern South Carolina. Mr. Seagroves has served in the franchise restaurant business for more than 30 years. He has been a director of our Company and our bank since our formation in 1995.

Walter E. Standish, III, 58, is the president and chief executive officer of Beach First National Bancshares, Inc., Beach First National Bank, and subsidiaries. Prior to joining the Company in March 2000, Mr. Standish served Bank of America and its predecessors for more than 25 years.

Set forth below is also information about each of our other directors. Each of the following directors has been a director of our Company and of our subsidiary, Beach First National Bank, since the Company’s inception in 1995, with the exception of Mr. Standish, who joined us in March 2000, and Ms. Meese and Mr. Fulmer, who were appointed as directors of our Company and bank in 2001 and 2003, respectively.

Dr. Raymond E. Cleary, III, DDS, 60, is chairman of the Board of Beach First National Bancshares, Inc. and Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina, for nearly 30 years. In 2008, Dr. Cleary was elected to a second term as the South Carolina state senator for District No. 34 covering Charleston, Georgetown, and Horry Counties. He has been a director of our Company and our bank since our formation in 1995.

Dr. Joe N. Jarrett, Jr., 60, is a board certified orthopaedic surgeon with Strand Orthopaedic Consultants, LLC, in Myrtle Beach, South Carolina, and has been practicing orthopaedic surgery in Myrtle Beach since 1980. He has been a director of our Company and our bank since our formation in 1995.

Richard E. Lester, 65, practices real estate law with the firm of Lester & Lester, P.A., and was admitted to the South Carolina Bar in 1969. A retired municipal judge for the City of Myrtle Beach, Mr. Lester has been a director of our Company and our bank since our formation in 1995.

Don J. Smith, 58, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm serving the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for more than 30 years. He has been a director of our Company and our bank since our formation in 1995.

James C. Yahnis, 53, is an owner of The Yahnis Company, a beverage wholesale company in Myrtle Beach and Florence, South Carolina. Mr. Yahnis was previously in the real estate appraisal business for more than 15 years, and has been active in beverage wholesaling for 15 years. He also serves as chairman of the executive board of the Myrtle Beach Regional Economic Development Corporation. Mr. Yahnis has been a director of our Company and our bank since our formation in 1995.

Samuel Robert Spann, Jr., 60, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc., since 1975. He has been a director of our Company and our bank since our formation in 1995.

B. Larkin Spivey, Jr., 68, is president of Birch Canoe Campground, Inc., which owns a Kampgrounds of America (“KOA”) franchised camping resort. He is the general manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He is also a Christian writer and speaker, and author of God in the Trenches (Allegiance Press, 2001) and Miracles of the American Revolution (Allegiance Press, 2004). He has been a director of our Company and our bank since our formation in 1995.

Leigh Ammons Meese, 38, is the president of Sea Mist Resort and Family Kingdom Amusement Park. Admitted to the South Carolina Bar in 1995, Ms. Meese was an associate with Bellamy, Rutenberg, Copeland, Epps, Gravely & Bowers, PA, until joining the family business in spring 1997. She has been a director of our Company and our bank since 2001.

E. Thomas Fulmer, 60, is the owner of Beachcomber Realty, a North Myrtle Beach real estate firm that specializes in sales, rentals, and time-shares. Prior to founding Beachcomber Realty in 1985, Mr. Fulmer worked in the banking industry, serving the former First Palmetto Bank as a senior vice president and member of the board of directors. He has been a director of our Company and our bank since 2003.

Set forth below is also information about each of our named executive officers (NEOs).

Gary S. Austin, 54, is an executive vice president, chief financial officer, and corporate secretary for Beach First National Bancshares, Inc., Beach First National Bank, and subsidiaries. He has more than 32 years of experience in the financial services industry, and joined Beach First in August 2007.

M. Katharine (Katie) Huntley, 58, is an executive vice president, chief credit officer, and assistant secretary of Beach First National Bancshares, Inc. and Beach First National Bank. Ms. Huntley has more than 36 years of experience in administrative and commercial banking and finance, including 22 years of senior banking experience on the Grand Strand. She also serves on various community banking committees and community service organizations. Ms. Huntley has been with the bank since its inception.

Julien E. Springs, 52, is an executive vice president and business development officer for Beach First National Bank. He has 29 years of experience in banking and loan production in the Myrtle Beach area, and has been with Beach First National Bank for seven years. Mr. Springs previously served The Anchor Bank as a senior vice president and was its city executive for the Myrtle Beach market for four years.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Principles of Corporate Governance” which are available at www.beachfirst.com by first clicking “Investor Relations” and then “Principles of Corporate Governance.” These principles were adopted by the Board to help ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and that the interests of the Board and management are aligned with the interests of the shareholders.

Director Independence

Our Board of Directors is comprised of a majority of independent directors in compliance with the listing requirements of The NASDAQ Global Market. The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Global Market listing standards.

The Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and shareholder of the Company:

(1) Raymond E. Cleary, III, DDS	(7) Leigh Ammons Meese
(2) Bartlett Buie	(8) Rick H. Seagroves
(3) E. Thomas Fulmer	(9) Don J. Smith
(4) Michael D. Harrington	(10) Samuel R. Spann, Jr.
(5) Joe N. Jarrett, Jr., MD	(11) B. Larkin Spivey, Jr.
(6) Richard E. Lester	(12) James C. Yahnis

In addition, based on such standards, the Board affirmatively determined that Walter E. Standish, III is not independent because he serves as our chief executive officer and Michael Bert Anderson is not independent due to the status of several outstanding loans. For more information, please see the discussion below under “Certain Relationships and Related Transactions: Interests of Management and Others in Certain Transactions.”

Meetings and Committees of the Board of Directors

During the year ended December 31, 2008, the Board of Directors held fourteen joint meetings of the Company and Beach First National Bank. All of the directors of the Company attended at least 75% of the aggregate of the Board meetings and committee meetings on which such Board members served during this period. We have adopted a policy which requires our directors to attend the annual shareholders meeting absent unusual or extenuating circumstances. Thirteen of our directors attended the annual meeting last year.

The Board has standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee and the Executive, Nominating and Corporate Governance Committee. In accordance with the NASDAQ Exchange listing standards, all the committees are comprised solely of non-employee, independent directors. The standing committees consist of the following members, respectively:

Executive, Nominating &
Corporate Governance
Audit Committee	Committee

Bartlett Buie	Bartlett Buie
Leigh Ammons Meese	Raymond E. Cleary, III, DDS*
Rick H. Seagroves	Joe N. Jarrett, Jr., MD
B. Larkin Spivey, Jr.*	Richard E. Lester
Don J. Smith
B. Larkin Spivey, Jr.

*	Committee Chairman

Audit Committee

For 2008, the audit committee was composed of Messrs. Buie, Anderson, Seagroves, and Spivey, and Ms. Meese. Mr. Anderson resigned from the committee on February 26, 2009, and the Board elected Mr. Spivey as chairperson, effective February 26, 2009. Each member is considered “independent” under applicable NASDAQ listing standards. Our Board has determined that Mr. Buie qualifies as an audit committee financial expert under the SEC rules. The audit committee met nine times in 2008.

The audit committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the Board the appointment of the independent accountants for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent accountants the results of the audit and management’s responses. The audit committee charter, which is available at our website, www.beachfirst.com by first clicking “Investor Relations” and then “Audit Committee Charter,” was adopted by our Board of Directors on December 20, 2000, and amended on February 23, 2004, January 31, 2006, and December 19, 2007. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the Board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter including the applicable requirements of the Public Company Accounting

Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditor’s independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Messrs. Buie, Seagroves, and Spivey, and Ms. Meese.

Executive, Nominating and Corporate Governance Committee

The executive, nominating and corporate governance committee (“the executive committee”) consists of Messrs. Buie, Cleary, Jarrett, Smith, Lester, and Spivey. Each member is considered “independent” under applicable NASDAQ listing standards. The executive committee met four times during 2008. The executive committee recommends nominees for election to the Board of Directors and acts under a written charter adopted by the Board of Directors on June 15, 2005, and revised on February 23, 2009. The Executive, Nominating and Corporate Governance Charter is available at www.beachfirst.com by first clicking “Investor Relations” and then “Executive, Nominating and Corporate Governance Charter.”

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the executive committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The executive committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Our executive committee will consider director candidates recommended by shareholders who appear to be qualified to serve on our Board of Directors. The executive committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the executive committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the executive committee’s resources, the executive committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Our executive committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the Company on or before the later to occur of (i) 60 days prior to the annual or special meeting or (ii) 10 days after notice of the meeting is provided to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In evaluating such recommendations, the executive committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in banking, business, government, education, technology, or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

The executive committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our committee considers various potential candidates for director. Candidates may come to their attention through current members of the Board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. Our Board of Directors considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the executive committee uses the qualifications and standards discussed above and seek to achieve a balance of knowledge, experience and capability on the Board of Directors.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via e-mail. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Beach First National Bancshares, Inc.
c/o Gary S. Austin, Secretary
3751 Robert M. Grissom Parkway, Suite 100
Myrtle Beach, SC 29577

Shareholders who wish to send such communications via e-mail can do so at www.beachfirst.com. By clicking on the “Investor Relations” tab and then investor@beachfirst.com, you may send an e-mail to any one or a combination of directors.

The Board has instructed the Secretary to review all communications so received (via regular mail or e-mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Conduct and Ethics

The Company’s Code of Conduct and Ethics, which is the Company’s code of ethics applicable to all directors, managers and employees, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Conduct and Ethics is available at www.beachfirst.com by first clicking on “Investor Relations” and then “Code of Conduct and Ethics”. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. All directors and employees sign the code on an annual basis.

The Board has established a means for employees, customers, suppliers, shareholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct and Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder, or other interested party may submit a report to the following address:

Larkin Spivey, Audit Committee Chairperson
Beach First National Bancshares, Inc.
P.O. Box 3744
Myrtle Beach, SC 29578

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2008 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The NEOs are Mr. Walter E. Standish, III, President & CEO; Mr. Gary S. Austin, EVP, Chief Financial Officer & Secretary; Ms. Mary Katharine (Katie) Huntley, EVP & Chief Credit Officer; and Mr. Julien E. Springs, EVP. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

The executive committee is responsible for approving the Company’s overall compensation and benefit programs, and for administrating the compensation of the Company’s CEO and NEOs.

Compensation Objectives

The executive committee has not formally reduced the compensation plan to writing; however, the objective of the compensation plan is to attract and retain employees that will provide long term value for our shareholders. The compensation program is designed to reward performance that enhances shareholder value. The executive committee makes salary determinations for the CEO and, along with the CEO, makes salary recommendations for other members of the Company’s NEOs. The executive committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but members take into account a review of peer salaries to the extent they are available.

Committee Charter and Members

The executive committee’s duties and responsibilities related to compensation are outlined in the Executive, Nominating and Corporate Governance Charter, which is available on the Company’s website (www.beachfirst.com), by first clicking on “Investor Relations” and then the “Executive, Nominating and Corporate Governance Charter”. The charter is also available in print to any shareholder who requests it. The primary compensation-related duties are to (1) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, and (2) oversee the Company’s compensation and personnel policies, benefit programs, and plans, including management development and succession plans, and approve executive management and certain other benefit programs. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. As of December 31, 2008, the members of the Company’s executive committee were Messrs. Cleary, Chairman; Buie, Anderson, Lester, Jarrett, and Smith. On February 26, 2009, Mr. Anderson resigned from the committee and the Board elected Mr. Spivey to serve on the committee. Each committee members is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Executive Committee Charter authorizes the committee to retain, at the Company’s expense, such special consultants and experts as it deems necessary to execute its duties. The executive committee has engaged a compensation consultant to review various matters as needed for the committee. In 2008, the consultant reviewed the Company’s compliance with Section 409A of the Internal Revenue Code.

Role of Executives in Executive Committee Deliberations

The executive committee has the ability to request the CEO to be present at committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally, other executives may attend a committee meeting to provide pertinent financial or legal information. Only independent committee members may vote on decisions regarding executive compensation.

The executive committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The executive committee also determines the compensation for other NEOs to recommend to the full Board, based on the CEO’s recommendations.

Executive Committee Activity

In 2008, the executive committee met four times and took the actions listed below.

•	Approved the bonuses for 2008 and approved salary increases for the CEO and NEOs.

•	Approved a new Employment Agreement with Walter E. Standish, III, as Chief Executive Officer of the Company, and its wholly owned subsidiary, Beach First National Bank, as of February 27, 2007, which was consummated in 2008. The initial base salary for Mr. Standish will be $175,000, which amount is subject to annual review by the Board of Directors and may be increased. Mr. Standish will be eligible to receive bonuses if he meets the goals set forth annually for him by the executive committee or the Board of Directors. The base bonus will be equal to 5% of the Company’s net income, but may be increased or decreased in the discretion of the executive committee if the Bank has extraordinary gains or losses.

•	Approved recommendation to the Board of Directors for salary continuation plans for other officers of the Bank.

Pay Components — Overview

The Company’s executive compensation program includes the components listed below.

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•	Annual Cash Bonus — Bonus payments for NEOs, except for CEO, are determined by CEO annually and reported to the executive committee before being awarded. The executive committee has the ability to increase or decrease any awards. Bonus payments to the CEO are contractual based on an employment agreement. See section entitled “Employment Agreements” later in this section.

•	Long-Term Incentives — equity-based awards (Stock Options and Restricted Stock).

•	401(k) Retirement Savings Plan.

•	Executive Retirement Benefits — the CEO and other NEOs have Supplemental Executive Retirement Plan agreements defined as a “Salary Continuation Agreement”.

•	Other Compensation — perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. The NEOs Standish, Huntley, and Springs participate in the Company’s Split Dollar Life Insurance Plan.

The NEOs also participate in additional variable life insurance policies. The NEOs receive an automobile allowance or personal use of a Company owned vehicle and club membership/dues.

The forms and amounts of compensation being paid to its named executive officers are designed to enable the Company to attract and retain qualified executives, and the executive committee believes that they are reasonable in view of the Company’s industry, geography, and peers.

Salary.  The Company currently pays its named executive officers cash salaries based on a number of factors, including a review of peer salaries, to the extent they are comparable and available, experience, and prior performance. The base salaries of the named executive officers are intended to provide a competitive base level of pay for the services they provide. Base salaries are monitored based on performance in the particular job as well as the competitive environment. The Company periodically benchmarks executive officer total compensation against a peer group. The benchmark data allows the executive committee to evaluate the Company’s financial performance versus its peers and to review other compensation programs to ensure the Company’s program is competitive based on its size, performance, and location.

The executive committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate. For 2008, the peer group consisted of the following 13 financial institutions located in South Carolina, North Carolina, Georgia, and Virginia markets with banking assets ranging from $300 million to $600 million:

Access National Corporation	Middleburg Financial Corporation
Appalachian Bancshares, Inc.	Mountain 1st Bank and Trust Company
Atlantic Southern Financial Group, Inc.	New Century Bancorp, Inc.
Commonwealth Bancshares, Inc.	Peoples Bancorp of North Carolina, Inc.
Community First Bancorporation	Peoples Bancorporation, Inc.
Crescent Financial Corporation	WGNB Corp.
Gateway Financial Holdings, Inc.

The executive committee also uses publicly available data to evaluate executive compensation and compare the Company’s overall performance to peers. Through benchmarking, the Compensation Committee ensures that total executive compensation and its elements are appropriately targeted for both actual performance results and competitive positioning.

The Company’s Board of Directors approved salaries for all executive officers in 2008. Based on recommendations from the executive committee, the Board approved the following increases: Mr. Standish, $10,000; Mr. Austin, $12,000; Mr. Springs, $12,000; Ms. Huntley, $12,000.

Bonus.  Bonus payments for the CEO are contractually based on Mr. Standish’s employment agreement. It provides for a cash payment based on 5% of the net income for the Company. The executive committee may increase or decrease the bonus amount based on extraordinary gains or losses at their sole discretion. Mr. Standish’s bonus opportunity reflects the Company’s view that he directly and substantially contributes to achievement of the Company’s net income and overall success, and his bonus opportunity is intended to provide and incentive and reward for his efforts.

Bonus payments for the other three named executive officers are proposed by the CEO annually and recommended to the executive committee for approval before being awarded. The executive committee has the ability to increase or decrease any awards. The Company believes that bonus payments play an integral role in motivating and retaining qualified executives.

Long-Term Incentives.  The Company uses long-term incentives to encourage retention, encourage a long term view of earnings, and reward performance. The Company has a Stock Option Plan which includes the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers other than the CEO, the executive committee considers the CEO’s input. The Corporation has not granted any restricted stock awards since inception of the Plan. Individual stock option grants are considered on an annual basis with no grants in 2008 to the NEOs. The Board awards stock options using a discretionary methodology.

401(k) Retirement Savings Plan.  The Company sponsors a 401(k) Savings Plan (the “401(k) Plan”) pursuant to which the Company makes contributions through an employer match on employee contributions. In 2008, the bank matched 85% of the first 6% of plan eligible compensation each employee contributed. All employees are eligible to participate in the 401(k) Plan. All employer matched funds are fully vested upon payment.

Executive Retirement Benefits.  The Company has non-qualified, unfunded supplemental executive retirement plan arrangements or “Salary Continuation Agreements” for the NEOs as a part of their overall compensation package. The Salary Continuation Agreements provide supplemental retirement benefits to our executives, and the Company believes that that they are an important element in the retention of the named executive officers. The Company currently has Salary Continuation Agreements with Messrs. Standish and Springs, and Ms. Huntley that have been in place since 2004. Mr. Austin received a similar arrangement in March 2008 after six months of service as agreed to in writing at the time of his employment.

The Salary Continuation Agreements provide for an annual supplemental retirement benefit of 35% of final pay starting at normal retirement age of 65 payable for the executive’s lifetime with a 17 year certain period. The agreements incorporate a 10 year vesting schedule and includes provisions for voluntary termination, involuntary termination, termination for cause, disability, death and change of control. The Salary Continuation Agreements were amended on December 28, 2008, to comply with the final regulations of Section 409A of the Internal Revenue Code. Refer to the pension benefits table and the post-termination narrative for more detail.

Other Compensation.  The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. Messrs. Austin and Springs, and Ms. Huntley receive an automobile allowance. Mr. Standish has personal use of a Company owned vehicle. Messrs. Standish and Springs receive paid country club memberships. Mr. Austin’s employment letter allows him to select a country club membership, which has not yet been determined. Messrs. Standish and Springs, and Ms. Huntley participate in a split dollar life insurance plan. The split dollar life insurance policies have the following death benefits: Mr. Standish, $984,844; Mr. Springs, $623,062; and Ms. Huntley, $755,011. In addition, NEOs have additional whole life insurance policies equal to two times the NEO’s annual salary.

The structure of the change in control provisions were made to be consistent the overall philosophy of the Company, peer agreement review, and to give the management team a degree of financial value or comfort in the event a change in control occurs. The changes were in keeping with the overall philosophy of the Company, including the vesting provision in the change in control section of the agreement. The Company believes that the interest of shareholders is served by aligning the interests of the executive officers with them and that change in control benefits may reduce the potential for reluctance toward pursuing a transaction that may be in the best interest of shareholders.

The executive committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the Company’s year-end disclosure documents. The executive committee report is included herein at the direction of its members, Messrs. Cleary, Chairman; Buie, Jarrett, Lester, Smith, and Spivey.

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)	($)	($)(7)	($)(8)	($)		($)

Walter E. Standish, III, PEO	2008	178,135	—	—	—	0	51,522	48,340		277,997
President	2007	177,500				293,832	41,793	42,148		555,273
Chief Executive Officer	2006	150,000				280,701	35,509	42,388	(3)	550,455
Gary S. Austin	2008	146,466	31,000	—	—	—	56,345	19,960		253,771
Executive Vice President	2007	43,080	23,000					6,402	(4)	72,482
Chief Financial Officer
Mary Katharine (Katie)	2008	164,904	34,000	—	—	—	61,818	25,696		286,418
Huntley	2007	149,212	135,000				39,356	28,286		351,854
Executive Vice President	2006	125,308	110,000				27,877	23,883	(5)	317,992
Chief Credit Officer
Julien E. Springs	2008	149,625	31,000	—	—	—	25,984	25,919		232,528
Executive Vice President	2007	131,231	125,000				19,022	27,857		303,110
	2006	112,327	100,000				14,002	27,467	(6)	269,233

(1)	All compensation, including fringe benefits, is paid by our bank. The amount of perquisites and other personal benefits received did not exceed $10,000, except where noted.

(2)	Reflects bonuses earned for the fiscal years 2008, 2007, and 2006, respectively.

(3)	For 2008, includes 401K contribution of $11,220, imputed income from term life insurance premiums of $5,574, automobile value of $17,429, employer contribution to welfare benefit program of $6,060, imputed income from group term life insurance of $1,796, and club dues of $6,261. For 2007, includes 401K contributions of $11,475, imputed income from term life insurance premiums of $5,210, automobile value of $13,652, employer contribution to welfare benefit program of $5,590, imputed income from group term life insurance of $1,483 and club dues of $4,738. For 2006, includes 401K contributions of $11,220, imputed income from term life insurance premiums of $4,807, automobile value of $15,279, employer contribution to welfare benefit program of $5,419, imputed income from group term life insurance of $1,290 and club dues of $4,373.

(4)	For 2008, includes 401K contributions of $7,115, imputed income from term life insurance premiums of $673, automobile allowance of $6,000, and employer contribution to welfare benefit program $6,172. For 2007, includes 401K contributions of $2,821, imputed income from term life insurance premiums of $171, automobile allowance of $1,846, and employer contribution to welfare benefit program of $1,564.

(5)	For 2008, includes 401K contributions of $7,919, imputed income from term life insurance premiums of $4,273, automobile allowance of $6,000, employer contribution to welfare benefit program of $6,035, and imputed income from group term life insurance of $1,469. For 2007, includes 401K contributions of $11,475, imputed income from term life insurance premiums of $3,954, automobile allowance of $6,000, employer contribution to welfare plans of $5,611, and imputed income from group term life insurance of club dues of $1,246. For 2006, includes 401K contributions of $7,984, imputed income from term life insurance premiums of $3,581, automobile allowance of $6,000, employer contribution to welfare benefit program of $5,283, imputed income from group term life insurance of $1,035.

(6)	For 2008, includes 401K contributions of $7,587, imputed income from term life insurance premiums of $1,751, automobile allowance of $6,000, employer contribution to welfare benefit program of $5,721, imputed income from group term life insurance of $700, and club dues of $4,160. For 2007, includes 401K contributions of $11,475, imputed income from term life insurance premiums of $1,590, automobile allowance of $6,000, employer contribution to welfare benefit program of $4,683, and imputed income from group term life insurance of $584, and club dues of $3,525. For 2006, includes 401K contributions of $10,828, imputed income from term life insurance premiums of $1,469, automobile allowance of $6,000, employer contribution to welfare benefit program of $5,282, and imputed income from group term life insurance of $479.

(7)	For 2008, Mr. Standish’s bonus is paid according to an employment agreement. The terms are described in the Compensation Discussion and Analysis. For 2007 and 2006, Mr. Standish’s bonus was paid according to an employment agreement.

(8)	For 2008, the Company has Salary Continuation Agreements with Messrs. Standish, Austin, and Springs, and Ms. Huntley. Salary Continuation accruals for 2008 were: Mr. Standish, $51,522; Mr. Austin, $56,345; Mr. Springs, $25,984; and Ms. Huntley, $61,818. Salary Continuation accruals for 2007 were: Mr. Standish, $41,793; Mr. Springs, $19,022; and Ms. Huntley, $39,356. Salary Continuation accruals for 2006 were: Mr. Standish, $39,509; Mr. Springs; $14,002, and Ms. Huntley, $27,877.

Grants of Plan-Based Awards for 2008

All
								All	Other		Grant
								Other	Option		Date
								Stock	Awards:	Exercise	Fair
		Estimated Future			Estimated Future			Awards:	Number of	or Base	Value
		Payouts Under non-Equity			Payouts Under Equity			Number of	Securities	Price of	of Stock
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Underlying	Option	And
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Options
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	(#)	($/Sh)	Awards

Gary S. Austin	03/03/2008	—	—	—	—	—	—	3,000	—	$13.67/sh	$13.67

Employment Agreements

We entered into an employment agreement with Mr. Standish to serve as our Company’s and Bank’s president and chief executive officer on February 24, 2004, as amended on December 21, 2005, February 27, 2007, and December 15, 2008. The employment agreement provides for a salary of $175,000 per annum. The agreement also provides that Mr. Standish is entitled to receive a cash bonus equal to 5% of the net income of our Company at year end as determined in each case in accordance with generally accepted accounting principles. The executive committee may increase or decrease the bonus amount based on extraordinary gains or losses at their sole discretion. Mr. Standish is eligible to participate in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy, use of an automobile, and reimbursement for club dues and travel and business expenses. The agreement provides for an initial term ending on March 1, 2010, and will automatically renew for an additional two year period unless either party terminates the arrangement or requests renegotiation at least one month before the end of the term. In the event of a change in control, the term will automatically extend for an additional three years. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards (including restricted stock and stock options) will lapse and all awards will vest immediately. During his employment and for a period of two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services. Under the agreement, a change in control of the Bank means “that there is a change in the composition of the Board of Directors of the Bank such that a majority of the directors are new to the Board; the Shareholders of the Bank approve a merger, consolidation or reorganization (unless such merger, consolidation or reorganization is as a result of a complete liquidation or dissolution of the Bank); or there is an agreement for the sale or other disposition of all or substantially all of the assets of the Bank to another entity (other than a transfer to a subsidiary of the Bank).”

Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number of	Value of
			Incentive				Market	Unearned	Unearned
			Plan			Number of	Value of	Shares,	Shares,
			Awards			Shares or	Shares or	Units or	Units or
	Number of	Number of	Number of			Units of	Units of	Other	Other
	Securities	Securities	Securities			Stock	Stock	Rights	Rights
	Underlying	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Unexercised	Option	Option	Have	Have	Have	Have
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Not	Not	Not	Vesting
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)	Date

Walter E. Standish, III, CEO	11,250	—	—	$5.56	03/20/2010	—	—	—	—	12/14/2005
	45,000	—	—	$4.53	03/20/2012	—	—	—	—	12/14/2005
	11,250	—	—	$9.38	03/01/2014	—	—	—	—	12/14/2005
Gary S. Austin, CFO	3,000	—	—	$13.67	03/13/2018	—	—	—	—	03/03/2013
Mary Katharine (Katie) Huntley, CCO	5,550	—	—	$4.89	07/31/2012	—	—	—	—	12/14/2005
	11,250	—	—	$8.56	12/31/2013	—	—	—	—	12/14/2005
	11,250	—	—	$13.83	11/22/2014	—	—	—	—	12/14/2005
Julien E. Springs, EVP	6,750	—	—	$5.11	04/17/2011	—	—	—	—	12/14/2005
	11,250	—	—	$8.56	12/31/2013	—	—	—	—	12/14/2005
	11,250	—	—	$13.83	11/22/2014	—	—	—	—	12/14/2005

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on	Acquired on	on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

None	—	—	—	—

Pension Benefits

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

Walter E. Standish, III, PEO	Salary Continuation Plan	9	188,363	—
Gary S. Austin	Salary Continuation Plan	1	30,836	—
Mary Katharine (Katie) Huntley	Salary Continuation Plan	12	171,810	—
Julien E. Springs	Salary Continuation Plan	8	74,572	—

Pension Benefits — Narrative

The Company currently has salary continuation agreements with Messrs. Standish, Austin, and Springs, and Ms. Huntley.

Narrative Description of the Salary Continuation Plans:  The 2008 benefit formula for Messrs. Standish, Austin, and Springs, and Ms. Huntley is 35% of final salary, paid annually for 17 years, or expected life, starting at age 65. Refer to the post-termination narrative for salary continuation benefits payable upon other termination events. The normal retirement age is defined as age 65 for all four officers. All benefits are adjusted based on actual salary each year and projected based on a 7% annual increase factor. Mr. Standish’s benefit is projected to be $98,354 per year for 17 years starting at age 65. Mr. Austin’s benefit is projected to be $111,978 per year for 17 years starting at age 65. Mr. Springs’ benefit is projected to be $128,204 per year for 17 years starting at age 65. Ms. Huntley’s benefit is projected to be $93,858 per year for 21 years starting at age 65. The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2008. The accrual balance is determined using an assumed compensation inflator of 7%. The plans utilize a ten-year vesting schedule.

Nonqualified Deferred Compensation

The Company does not provide employees with non-qualified deferred compensation opportunities, nor does it offer non-qualified defined contribution plans.

Potential Benefits Upon Termination or Change in Control

The following discussion below reflects the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned at such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Amounts do not include compensation and benefits available to all of the Company’s general employees.

The Company has entered into an employment agreement with Walter E. Standish, III. Summaries of the agreements are provided in the Compensation Discussion and Analysis, and payments upon termination or change in control are specified in this section.

Walter E. Standish, III, President & CEO:  Employment contract does not require any additional payments except upon a change in control. This change in control provision renews the contract automatically for an additional three year term with all benefits and payments defined by agreement.

Stock based compensation shall immediately vest at change of control. Voluntary, involuntary or cause termination, early or normal retirement, will require option based compensation to be exercised within 90 days of termination date or forfeiture will result for any unexercised options.

Salary Continuation based compensation will be paid based upon vested percentage for voluntary, involuntary or cause termination and early retirement. Benefits for disability will be calculated based on 100% of the account value determined as of the end of the Plan Year preceding Separation from Service, then increasing the vested balance at an annual rate of six percent (6%), compounded monthly until commencement of benefit payments at normal retirement age of 65 for a period of 17 years, payable monthly.

Potential Benefits Upon Termination or Change in Control

						Involuntary
						for Good
				Involuntary		Reason
Compensation and/or				Not for		Termination
Benefits Payable Upon	Voluntary	Early	Normal	Cause	For Cause	(Change in
Termination	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death(4)

Walter E. Standish, III
Salary(1)	0	0	0	175,000	0	525,000	0	0
Annual Cash Bonus(2)	0	0	0	287,000		634,000	0	0
Salary Continuation(3)	21,854	21,854	98,354	21,854	0	717,831	29,437	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	984,844
Auto	0	0	0	17,000	0	51,000	0	0
Club Membership Dues	0	0	0	7,000	0	15,000	0	0
Gary S. Austin
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	557	557	111,978	557	0	321,006	5,570	51,359
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0
M. Katherine (Katie) Huntley
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	22,016	22,016	93,858	22,016	0	676,892	26,584	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	755,011
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0
Julien E. Springs
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	10,627	10,627	128,204	10,627	0	652,116	16,359	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	623,062
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0

(1)	Based on remaining term of employment contract.

(2)	Annual cash bonus is based on 5% of net income for the Company based on approved projections for years ended 2009 through 2011, respectively.

(3)	Reflects the annual amount that shall be paid in equal monthly installments for 204 months, beginning with the month following the normal retirement age.

(4)	The compensation received under the employment contract is the greater of the death benefit under the split dollar arrangement after the bank is repaid or the net present value of the salary continuation plan, which ever is greater. At December 31, 2008, Messrs. Standish and Springs, and Ms. Huntley’s death benefit exceeded the benefit under the salary continuation plan. Mr. Austin’s death benefit is reflective of the benefit under his Salary Continuation Plan.

Voluntary Termination

Under the Salary Continuation Plans, Messrs. Standish, Austin and Springs, and Ms. Huntley will receive benefits based on the individual vesting at time of voluntary termination. Stock Options shall terminate 30 days after the date on which the grantee ceases to be an employee of the Company.

Normal Retirement

Retirement prior to age 65 is treated the same as voluntary termination for the officers. Projected retirement benefits at age 65 are disclosed in the Pension Benefits Table narrative.

Termination by the Company without Cause

The employment agreement for Mr. Standish provides for severance payments and eligibility for benefits if the Company terminates his employment without cause. Mr. Standish will receive payments equal to the remaining term of the contract. See Compensation Discussion and Analysis for details on Mr. Standish’s employment agreement.

Termination for Cause

If the Company terminates any of the NEOs for cause, the Company shall have no obligations to the executive as of the date of termination.

Disability

Upon the executive’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit is calculated by multiplying the vesting percentage by the executive’s account value (as defined in the salary continuation agreement) for the plan year ending immediately prior to disability and then increasing the vested balance at an annual rate of six percent, compounded monthly, until commencement of benefit payments. Beginning the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive’s lifetime with a 17-year term certain period.

If Messrs. Standish, Austin or Springs, or Ms. Huntley become disabled, the salary continuation agreements will become 100% vested in the benefit which provides payments starting at age 65 for 17 years. Annual projected benefits under this plan include the following: Mr. Standish, $100,532; Mr. Austin, $111,978; Ms. Huntley, $95,674; and Mr. Springs, $128,204.

Death

If the executive dies in active service to the Bank before normal retirement age, the executive’s beneficiary will be entitled to an amount equal to the executive’s account value less any amount the Beneficiary is entitled to receive under any split dollar arrangement between the Bank and the executive, payable in a single lump sum on the first day of the fourth month following the executive’s death.

If the executive dies before any separation from service and the executive is receiving the executive’s normal retirement benefit, but the executive has not received the executive’s normal retirement benefit for the full 17-year term certain period, the executive’s beneficiary will be entitled to the present value of the remaining portion of the minimum 17 years of benefits due under the agreement, payable in a single lump sum on the first day of the fourth month following the executive’s death.

If the executive dies after separation from service and is entitled to any benefit, but has not started receiving such benefits, the executive’s beneficiary will be entitled to the present value of the minimum 17 years of benefits due under the agreement, payable in a single lump sum on the first day of the fourth month following the executive’s death.

In the event of death for Messrs. Standish or Springs, or Ms. Huntley, the beneficiary named shall receive the benefit designated under the Split Dollar Plan.

Involuntary Termination Following a Change in Control

Upon a change in control (as defined in the salary continuation agreement), the Bank will pay the executive a change in control benefit equal to the executive’s present value of the projected benefit (as defined in the salary continuation agreement) using a six percent interest rate and a 17-year payment stream, subject to the change in control vesting percentage (50% of the benefit from the one year anniversary of the executive’s date of hire with the Bank until the six year anniversary, 80% of the benefit from the six year anniversary until the eight year anniversary, and 100% of the benefit from the nine year anniversary of the executive’s date of hire thereafter). The Bank will distribute the benefit to the executive in a lump sum within 90 days following a change in control. In addition, if the executive seeks any legal action to compel the Bank to pay the change in control benefit, the Bank will reimburse the executive any legal fees incurred.

As specified in the employment agreement for Mr. Standish, under involuntary termination following a change in control, the agreement provides for the employment agreement to automatically renew for three years and his unvested stock options shall fully vest and become exercisable.

Under the Stock Option Plan, the NEOs’ unvested stock options shall fully vest and become exercisable. Under the Salary Continuation Agreements for Messrs. Standish, Austin, and Springs, and Ms. Huntley, the benefit will equal 100% of the projected benefit at normal retirement age. Benefits will be paid in equal monthly installments for 17 years beginning at age 65. Annual projected benefits under this plan include the following: Mr. Standish, $98,354; Mr. Austin, $111,978; Mr. Springs, $128,204; and Ms. Huntley, $93,858. The NEOs will receive a gross-up payment to cover any excise and other income taxes triggered under IRC Section 280G as provided in the Salary Continuation Agreements.

Voluntary Termination Following a Change in Control

All payments and benefits are the same as specified under Voluntary Termination.

Director Compensation Table

					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Nonqualified
	or Paid in	Stock	Option	Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total	Projected
Name	($)	($)	($)	($)	Earnings(1)	($)	($)	Benefit

Raymond E. Cleary, III, DDS, Chairman	18,850	—	—	—	14,075	—	32,925	17,704
Michael Bert Anderson	21,325	—	—	—	3,994	—	25,319	37,265
Thomas P. Anderson(2)	9,625	—	—	—	—	—	9,625	—
Bartlett Buie	18,475	—	—	—	12,770	—	31,245	17,704
E. Thomas Fulmer	23,250	—	—	—	16,952	—	40,202	16,546
Michael D. Harrington	19,800	—	—	—	17,393	—	37,193	15,464
Joe N. Jarrett, Jr., MD	16,000	—	—	—	12,770	—	28,770	17,704
Richard E. Lester	21,375	—	—	—	19,076	—	40,451	15,464
Leigh Ammons Meese	19,000	—	—	—	1,885	—	20,885	73,306
Rick H. Seagroves	19,050	—	—	—	5,190	—	24,240	30,419
Don J. Smith	18,500	—	—	—	9,471	—	27,971	20,270
Samuel R. Spann, Jr.	21,950	—	—	—	14,137	—	36,087	16,546
B. Larkin Spivey, Jr.	18,450	—	—	—	20,142	—	38,592	11,797
James C. Yahnis	22,050	—	—	—	5,876	—	27,926	26,569

(1)	The Company has Supplemental Director Retirement Plans (SDRP) for all directors except Mr. Standish. SDRP accruals for 2008 are represented in this column.

(2)	Thomas P. Anderson resigned from our Board in 2008. Notification of his resignation was filed with the SEC on Form 8-K on September 26, 2008.

Director Compensation

The Company uses a deferred compensation, stock based compensation, and cash payments to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. The above table reflects the amount of compensation to each of the directors of our Company.

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. In 2008, the directors were paid an annual retainer on a quarterly basis of $4,000 for the Bank and $3,000 for the Company. Beginning January 1, 2009, the directors voted to reduce the retainer to $3,000 for the Bank and to have no retainer for the Company. Directors are paid $750 for each Board meeting they attend, $250 for attendance at the Executive, Loan, and Audit Committee meetings and $150 for attendance at the ALCO, Marketing, and Building Committee meetings.

We instituted a Supplemental Director Retirement Plan (“SDRP”), which is a non-qualified director benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. The SDRP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the Company. We have entered into SDRP contracts with the 13 directors of the Company.

Narrative Description of the SDRP:  The 2006 benefit formula for all directors is based on a $9,000 cash contribution to the plan and utilizing a 6% annual increase factor. Benefits are paid annually for 17 years starting at age 68. The plan was amended in 2007 to reduce the starting age to 65 for directors with the exception of Directors Spivey and Lester who elected to begin benefit payments starting at age 68. The accrual balance is determined using an assumed compensation inflator of 7%. The plans utilize a ten-year vesting schedule.

Other Compensation:  The following directors participate in a split dollar life insurance plan. The plan was amended to eliminate the life insurance benefit post retirement. The split dollar life insurance policies have the following death benefits and imputed income.

	Split Dollar Death
Director	Benefit	Imputed Income(1)

Michael Bert Anderson	$217,453	$463
Bartlett Buie	$137,611	$834
Raymond E. Cleary, III, DDS	$130,095	$847
Michael D. Harrington	$130,060	$925
Joe N. Jarrett. Jr., MD	$137,611	$834
Richard E. Lester	$92,396	$916
Leigh Ammons Meese	$238,135	$252
Rick H. Seagroves	$190,134	$534
Don J. Smith	$161,005	$837
Samuel Robert Spann, Jr.	$130,095	$847
B. Larkin Spivey, Jr.	$83,980	$710
James C. Yahnis	$169,452	$542

(1)	Imputed income is reported annually on form 1099 — MISC.

BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 6, 2009. Unless otherwise indicated, the mailing address for each beneficial owner is in care of Beach First National Bancshares, Inc., 3751 Grissom Parkway, Suite 100, Myrtle Beach, South Carolina 29577.

			Percentage of
	Number of Shares		Beneficial
Name	Owned(1)	Right to Acquire(2)	Ownership(3)

Michael Bert Anderson	23,927	18,000	* %
Gary S. Austin	1,921	3,000	* %
Bartlett Buie	29,888	21,375	1.06%
Raymond E. Cleary, III, DDS	126,754	21,375	3.06%
E. Thomas Fulmer	20,129	18,000	* %
Michael D. Harrington	196,939	21,375	4.51%
Mary Katharine (Katie) Huntley	50,497	28,050	1.62%
Joe N. Jarrett, Jr., MD	57,510	21,375	1.63%
Richard E. Lester	54,783	21,375	1.57%
Leigh Ammons Meese	27,036	21,375	1.00%
Rick H. Seagroves	111,787	21,375	2.75%
Don J. Smith	34,088	21,375	1.14%
Samuel Robert Spann, Jr.	91,672	21,375	2.33%
B. Larkin Spivey, Jr.	45,397	21,375	1.38%
Julien E. Springs	21,286	29,250	1.04%
Walter E. Standish, III	45,608	67,500	2.33%
James C. Yahnis	52,986	21,375	1.55%
Executive officers and directors as a group (17 persons)	992,208	398,925	28.71%

*	Less than 1%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired upon the exercise of stock options that are or become exercisable within 60 days of the date of this proxy statement.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 4,845,018 shares of common stock outstanding on March 6, 2009.

FEES

Audit Fees

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Audit Fees	$117,052	$112,205
Audit-Related Fees	11,810	—
Tax Fees	10,345	8,355

All Other Fees	—	—
Total	$139,207	$120,560

Audit Fees.  This category includes the aggregate fees billed for each of the last two fiscal years for professional services rendered by Elliott Davis, PLLC for the audit of our annual financial statements in both years, the audit of internal control over financial reporting under Sarbanes-Oxley 404 in 2007, and for the condensed financial statements included in our quarterly reports on Form 10-Q. Fees for 2007 include $4,205 for consultations related to mortgages held for sale and derivatives.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2008 and 2007. The fees for 2008 were related to the audit of the 401K plan.

Tax Fees.  This category includes the aggregate fees billed for tax services rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2008 and 2007. These services include preparation of state and federal tax returns for the Company and its subsidiary. Tax fees for 2007 include $4,605 related to consultations on state tax issues.

All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, PLLC during the fiscal years ended December 31, 2008 and December 31, 2007. No other services were rendered in 2008 or 2007.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent accountant.

All of the principal accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent accountant.

We selected the firm of Elliott Davis, PLLC to serve as our independent accountants for the year ending December 31, 2008. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Director Michael Bert Anderson’s loans were granted on the same terms as other comparable loans and complied with our bank’s lending policies and statutory lending limits. As of December 31, 2008, Mr. Anderson or his related interests had seven loans with total principal and interest outstanding of $2,415,616 that were on the bank’s list of potential problem loans. Total principal payments of $374,746.13 and total interest payments of $113,057.98 were made during 2008. Mr. Anderson has resigned as audit committee chairman and from the executive committee. The table below summarizes the key items related to these loans.

						Largest
Principal	Interest	Total at		Total Principal	Total Interest	Balance
Outstanding	Outstanding	12/31/08	Rate	Payments	Payments	During 2008

$1,241,949.22	$1,966.39	$1,243,915.61	3.25%	$146,048.66	$70,622.46	$1,387,997.88
$14,931.79	$29.47	$14,961.26	3.25%	$1,600.00	$731.35	$14,979.24
$393,525.43	$5,589.83	$399,115.26	7.00%	$4,018.51	$24,459.37	$397,543.97
$164,641.88	$852.53	$165,494.41	7.00%	$3,747.76	$12,545.38	$168,389.64
$22,268.31	$15.11	$22,283.42	8.25%	$4,546.27	$2,109.83	$26,814.58
$349,164.59	$5,626.32	$354,790.91	6.75%	$910.41	$2,589.59	$350,075.00
$213,874.52	$1,180.70	$215,055.22	6.50%	$213,874.52	—	$213,874.80

$2,400,355.74	$15,260.35	$2,415,616.09		$374,746.13	$113,057.98	$2,559,674.80

The bank has one additional credit with Mr. Anderson and his related interests that is a participation loan. The bank’s portion of this loan as of December 31, 2008, reflects a principal balance of $2,475,080.28 and the interest rate is 6.00%. None of the loans, including the participation loan, were past due greater than 90 days as of December 31, 2008, and all of the loans continued to accrue interest.

The Company has adopted a Code of Conduct and Ethics which contains disclosure procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. Pursuant to our principles of corporate governance, the Board expects directors, officers, and employees of the Company to behave ethically and to adhere to the Company’s Code of Conduct and Ethics. This policy also requires the Company’s bank subsidiaries to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Directors must disclose to other directors, the Chairman, and the Secretary any potential conflicts of interest they may have with respect to any matter under discussion and refrain from voting on any matter in which they have a conflict. Directors are required to recuse themselves from any discussion or decision affecting their personal, business, or professional interests. The Company’s Corporate Governance Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under NASDAQ Global Market listing standards and applicable SEC rules.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2008, with the exception of Mr. Buie who filed a Form 4 late.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 Annual Meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 20, 2009. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices on or before the later to occur of (i) 60 days prior to the annual meeting; or (ii) 10 days after notice of the annual meeting is provided to shareholders.

OTHER MATTERS

The Board is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies. The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

The Board has implemented a process for shareholders of the Company to send communications to the Board. Please see page 7 of this proxy statement for further information and the mailing address. The secretary of the Company has been instructed by the board to promptly forward all communications received to the addressee indicated thereon.

By Order of the Board of Directors,

Gary S. Austin, Secretary

April 3, 2009
Myrtle Beach, South Carolina

PROXY
PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
BEACH FIRST NATIONAL BANCSHARES, INC.
to be held on May 4, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby constitutes and appoints Raymond E. Cleary, III and Gary S. Austin, together or either of them acting individually in the absence of the other, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Monday, May 4, 2009 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the proposal to elect the five identified Class I directors to serve on the Board of Directors each for three-year terms. If any other business is presented at the meeting, including a motion to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.
(Continued and to be signed on reverse side)

▲    FOLD AND DETACH HERE    ▲

To vote your proxy via the Internet, please type the following address in your browser:
https://www.shareholderlink.com/beach/pxsignon.asp or http://proxy.beachfirst.com.
You will need to enter your proxy control number, which is the
12 digit number (xxxx-xxxx-xxxx) found at the top of this proxy card.

Important Notice of Internet Availability. The proxy statement and our 2008 Annual Report on Form 10-K, along with the 2008 Annual Report Overview, are available to the public for viewing on the Internet. Type http://proxy.beachfirst.com in your browser.

Please mark your votes as indicated in this example.	☒

		FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees	AGAINST
1.	PROPOSAL to elect the five identified Class II directors to serve for three year terms.	☐	☐	☐

Michael Bert Anderson
Bartlett Buie
Michael D. Harrington
Rick H. Seagroves
Walter E. Standish, III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Signature of Shareholder(s)	Please print name	Dated:	, 2009

Signature of Shareholder(s)	Please print name	Dated:	, 2009

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

▲    FOLD AND DETACH HERE    ▲

DETACH CARD	Please detach proxy at perforation before mailing.

To vote your proxy via the Internet, please type the following address in your browser:
https://www.shareholderlink.com/beach/pxsignon.asp or http://proxy.beachfirst.com.
You will need to enter your proxy control number, which is the
12 digit number (xxxx-xxxx-xxxx) found at the top of this proxy card.

Important Notice of Internet Availability. The proxy statement and our 2008 Annual Report on Form 10-K, along with the 2008 Annual Report Overview, are available to the public for viewing on the Internet. Type http://proxy.beachfirst.com in your browser.